Exhibit 99.1

Questcor Reports Fourth Quarter and Full Year 2012 Results

- Net Sales, EPS and Cash Flow from Operations Increase Significantly Over Prior Year Period –

- Continues to Expand R&D Efforts -

- Increases Quarterly Dividend 25% to $0.25 per share -

ANAHEIM, Calif., February 26, 2012 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the fourth quarter and full year ended December 31, 2012.

	Three Months Ended 12/31/12	Three Months Ended 12/31/11	Percentage Change
Net Sales	$160.5 Million	$75.5 Million	113%
GAAP Diluted EPS	$1.03	$0.48	115%
Non-GAAP Diluted EPS	$1.09	$0.47	132%

	Year Ended 12/31/12	Year Ended 12/31/11	Percentage Change
Net Sales	$509.3 Million	$218.2 Million	133%
GAAP Diluted EPS	$3.14	$1.21	160%
Non-GAAP Diluted EPS	$3.33	$1.27	162%

Net sales for the fourth quarter of 2012 were $160.5 million, compared to $75.5 million for the same period in 2011. Net sales increased primarily due to expanded prescribing of H.P. Acthar® Gel (repository corticotropin injection) by nephrologists in the treatment of nephrotic syndrome, as well as continued prescribing by neurologists in the treatment of MS relapses and infantile spasms. Net sales also benefitted from the initiation of commercial activities focused on the use of Acthar by rheumatologists in the treatment of on-label rheumatology-related conditions.

GAAP earnings for the fourth quarter of 2012 were $1.03 per diluted common share, compared to $0.48 per diluted common share for last year’s comparable quarter. Non-GAAP earnings for the quarter ended December 31, 2012 were $1.09 per diluted common share and exclude non-cash share-based compensation expense and depreciation and amortization expense. Non-GAAP earnings for the year ago quarter were $0.47 per diluted common share. Basic common share count decreased over 5 million shares from the fourth quarter of 2011 to the fourth quarter of 2012.

Questcor shipped 6,330 vials of Acthar during the fourth quarter 2012, up 88 percent compared to 3,360 vials in the year ago quarter. For the full year of 2012, Questcor shipped 20,741vials of Acthar, up 94 percent compared to 10,710 vials in 2011. Quarterly vial shipments are subject to significant variation due to the size and timing of individual orders received from Questcor’s distributor. The timing of when these orders are received and filled can significantly affect net sales and net income in any particular quarter.

The fourth quarter and full year results do not reflect Questcor’s acquisition of BioVectra or the change, to be applied on a prospective basis, in the Medicaid rebate percentage for Acthar, both of which occurred in the first quarter of 2013.

“Net sales, net income and cash flow from operations grew sharply in the fourth quarter compared to the prior-year period,” said Don M. Bailey, President and CEO of Questcor. “Additionally, we more than doubled our investment in R&D in 2012 compared to 2011 as we continue to build the body of evidence regarding the unique properties of Acthar and how it may benefit an increasing number of patients who do not respond to other therapies.”

“Acthar is most commonly prescribed by physicians as an appropriate treatment alternative for patients with certain auto-immune conditions in whom first-line therapies have not provided the intended treatment outcome and an additional FDA-approved treatment alternative is needed,” commented Steve Cartt, Chief Operating Officer of Questcor. “For such patients, insurance coverage for Acthar continues to remain favorable. Continued expanded use in nephrotic syndrome, MS and strong growth in our newly commercialized rheumatology indications, mainly dermatomyositis and polymyositis, contributed to the year-over-year net sales increase in the fourth quarter. While Acthar net sales in MS posted greater than 40% year-over-year growth, MS prescriptions softened by approximately 8% from the third quarter, after almost five years of sequential quarterly growth, and nephrotic syndrome became the largest contributor to net sales. At the same time, based on early, encouraging results from our pilot rheumatology commercial effort, we have just completed our rheumatology sales force expansion from 12 to 55 representatives.”

“We continue to invest in the future of both Acthar and our overall business capabilities,” continued Mr. Bailey. “In addition to the rapid expansion of our R&D investment, we have also substantially expanded our sales force, our reimbursement and compliance teams, and our manufacturing capabilities. The recent acquisition of BioVectra, which gives us much greater control of our supply chain, deepens our manufacturing capabilities and scientific expertise, while also expanding and diversifying our business. The appointment of Michael Aldridge to lead our strategic development function was another important step as we look to broaden our capabilities and further diversify our business, while maintaining our focus on the potential of Acthar to help many more patients than it does today. We continue to balance our investments in the business with a disciplined program of returning capital to shareholders, as demonstrated by additional share repurchases and the institution of a regular quarterly dividend.”

Full Year Financial Results

Net sales for the full year of 2012 were $509.3 million, compared to $218.2 million in the full year of 2011. Cash flow from operations for the full year of 2012 was $219.0 million, compared to $85.6 million for the full year of 2011. GAAP earnings per share for the full year of 2012 were $3.14 per diluted common share, compared with $1.21 per diluted common share for the comparable period of 2011. Non-GAAP earnings per share for the full year ended December 31, 2012 were $3.33 per diluted common share, excluding non-cash share-based compensation expense, depreciation and amortization expense, and impairment of intangibles. Non-GAAP earnings for the comparable period of 2011 were $1.27 per diluted common share.

Research and Development Programs

Questcor’s continued strong financial performance has enabled the company to increase investment in research programs to further clarify the potential immune-modulating properties of Acthar and identify Acthar mechanisms of action applicable to other inflammatory and auto-immune diseases with high unmet need. Questcor currently has approximately 35 company-sponsored clinical and pre-clinical research projects underway. Key company-sponsored clinical programs are in process in the following disease states:

•

Lupus: Enrollment is underway in a company-sponsored multi-site Phase 4 clinical trial to evaluate the efficacy and safety of daily Acthar administration over a 6-month period in patients with persistently active lupus.

•

Idiopathic Membranous Nephropathy: Enrollment continues in a company-sponsored Phase 4 trial in idiopathic membranous nephropathy. Patients enrolled in this study are refractory, or non-responsive, to current standard therapies or have relapsed after partial remission on current standard therapies.

•

Diabetic Nephropathy: Enrollment continues in a company-sponsored Phase 2 trial to evaluate the efficacy and safety of Acthar in patients with diabetic nephropathy, one of the most common causes of end-stage renal disease in the United States.

•

Amyotrophic Lateral Sclerosis (ALS): Questcor is in discussions with the U.S. Food and Drug Administration (FDA) to commence clinical trials of Acthar for the treatment of amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease. ALS is a life-threatening, progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord. The company expects to file an Investigational New Drug application (IND) and initiate a proof-of-concept trial of Acthar in ALS in the first half of 2013.

In addition, Questcor provides grant funding to a wide range of independent research projects, which include the evaluation of Acthar in nephrotic syndrome due to focal segmental glomerulosclerosis (FSGS), nephrotic syndrome due to lupus nephritis, lupus flares, intractable chronic migraine, multiple sclerosis, prevention of infantile spasms in at-risk patients, and others. The company is currently funding more than 30 such independent research programs, including both preclinical and clinical studies.

Questcor continues to receive case reports and inquiries from physicians indicating that Acthar may be able to benefit patients whose serious illnesses are not effectively treated with other medications, but for which Questcor does not currently have an active sales force providing information to specialists who treat these illnesses. As it has over the last several years, Questcor continues to follow up on these reports and inquiries in order to ascertain whether the Company should fund research regarding the potential utility of Acthar in treating these serious illnesses. Past reports and inquiries have led to the company’s current work in MS and rheumatology. More recent reports and inquiries may lead Questcor to expand its internal research and development, including clinical trials, and other activities within current on-label or potential new indications.

Share Repurchase Program and Cash Dividend

During the fourth quarter of 2012, Questcor used $18.6 million in cash to repurchase 747,207 shares of its common stock in open market transactions, at an average price of $24.93 per common share. Since the beginning of 2008, the company has repurchased a total of 22.2 million shares of its common stock for $340.3 million through December 31, 2012, at an average price of $15.36 per share. As of December 31, 2012, there are approximately 6.3 million shares authorized remaining under the stock repurchase plan. Shares outstanding were 58.5 million at December 31, 2012 and 63.6 million at December 31, 2011.

The company today announced that its Board of Directors has declared a quarterly cash dividend of $0.25 per share to all shareholders of record at the close of business on April 22, 2013. The quarterly cash dividend was increased from $0.20 per share, or 25% over the previous quarterly dividend. The dividend is scheduled to be paid on or about April 30, 2013. Questcor currently intends to pay regular quarterly cash dividends for the foreseeable future.

2012 Corporate Highlights

•	During 2012, approximately 7,000 patients received new prescriptions for Acthar.

•	During 2012, additional academic papers were published providing incremental information regarding Acthar and its potential immuno-modulating properties and mechanisms of action.

•	During 2012, Questcor initiated two multi-center clinical trials, continued enrollment in a third, and initiated discussions with the FDA for a fourth trial.

•	During the second quarter of 2012, the company completed the expansion of its Nephrology sales force to 58 from 28 representatives.

•	In the third quarter of 2012, the company completed the expansion of its neurology sales force to 107 from 77 representatives.

•

In the third quarter of 2012, Questcor initiated commercial efforts for Acthar in the treatment of rheumatology-related indications already included on the FDA-approved package insert for Acthar. Acthar is indicated for multiple FDA-approved rheumatology-related conditions, including its use as adjunctive therapy in psoriatic arthritis, rheumatoid arthritis, juvenile rheumatoid arthritis, and ankylosing spondylitis. Acthar is also approved by the FDA as acute or maintenance therapy in selected cases of systemic lupus erythematosus and systemic dermatomyositis (polymyositis).

•	In the fourth quarter of 2012, the company initiated the expansion of its rheumatology sales force to 55 from 12 rheumatology representatives.

•

Questcor also continued to demonstrate its commitment to returning capital to shareholders, by expanding its common share repurchase program authorization by an additional 5 million shares and adopting a policy to pay a regular quarterly dividend in September 2012. The company repurchased 6.8 million shares in 2012.

Following the end of the fourth quarter of 2012:

•

On January 18, 2013, Questcor acquired BioVectra Inc. for an upfront payment of $50.8 million. BioVectra has been Questcor’s manufacturing partner for the active pharmaceutical ingredient (API) in Acthar for nearly a decade. The acquisition further secures the manufacturing process trade secrets surrounding Acthar.

•	During the first quarter of 2013, the Medicaid rebate amount for Acthar was reset to the standard basic rebate.

•

On January 28, 2013, Questcor strengthened its management team with the appointment of Michael Aldridge to the new position of Senior Vice President, Corporate Strategic Development. Mr. Aldridge’s primary responsibilities will be the identification and development of partnership and acquisition opportunities to leverage Questcor’s business model. Over time, such initiatives may include development programs or products complementary to Acthar and the evaluation of potential expansion into ex-US markets.

Acthar Label Information

The product label for Acthar includes 19 FDA-approved indications. Substantially all of the Company’s net sales currently result from Acthar prescriptions for the following on-label indications of:

•

Nephrotic Syndrome (NS): “to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” NS can result from several underlying conditions, and prescribing physicians indicate that Acthar is most commonly being prescribed for patients who suffer from NS due to idiopathic membranous nephropathy, focal segmental glomerulosclerosis (FSGS), IgA nephropathy, minimal change disease and lupus nephritis.

•

Multiple Sclerosis (MS): “for the treatment of acute exacerbations of multiple sclerosis in adults. Clinical controlled trials have shown H.P. Acthar Gel to be effective in speeding the resolution of acute exacerbations of multiple sclerosis. However, there is no evidence that it affects the ultimate outcome or natural history of the disease.” When Acthar is used, it is typically prescribed as second line treatment for patients with MS exacerbations.

•	Infantile Spasms (IS): “as monotherapy for the treatment of infantile spasms in infants and children under 2 years of age.”

•	Collagen Diseases: “during an exacerbation or as maintenance therapy in selected cases of: systemic lupus erythematosus, systemic dermatomyositis (polymyositis).”

•

Rheumatic Disorders: “as adjunctive therapy for short-term administration (to tide the patient over an acute episode or exacerbation) in: Psoriatic arthritis, Rheumatoid arthritis, including juvenile rheumatoid arthritis (selected cases may require low-dose maintenance therapy), Ankylosing spondylitis.”

Non-GAAP Financial Measures

The company believes it is important to share non-GAAP financial metrics with shareholders as these metrics may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the company’s financial performance is enhanced as a result of the disclosure of these non-GAAP financial metrics. Non-GAAP net income should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP net income. The reconciliation between GAAP and Non-GAAP net income is provided with the financial tables included with this release.

Conference Call and Webcast and Investor Communications

The company will host a conference call and slide presentation via webcast today, February 26, 2013, at 4:30 p.m. ET/ 1:30 p.m. PT. The call can be accessed three ways:

•	By webcast: At Questcor’s investor relations website, http://ir.questcor.com/.

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 354-0215. For participants outside the U.S., the dial-in number is (253) 237-1173.

•

By audio replay: A replay of the conference call will be available for seven business days following conclusion of the live call. The dial-in number for U.S. participants is (855) 859-2056. For participants outside the U.S., the replay dial-in number is (404) 537-3406. The replay access code for all callers is 95427085.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from the following on-label indications: the treatment of proteinuria in the nephrotic syndrome of the idiopathic type, or NS, the treatment of acute exacerbations of multiple sclerosis, or MS, in adults, the treatment of infantile spasms, or IS, in infants and children under two years of age, and the treatment of certain rheumatology related conditions, including the treatment of the rare and closely related neuromuscular disorders dermatomyositis and polymyositis. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “remain,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	Our ability to receive high reimbursement levels from third party payers;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•

Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, MS, IS or rheumatology-related conditions, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with Questcor’s work in the area of NS and Lupus, our reliance on third-parties to conduct research and development, and the ability of research and development to generate successful results;

•

The results of any pending or future litigation, investigations or claims, including with respect to the investigation by the United States Attorney’s Office for the Eastern District of Pennsylvania regarding the company’s promotional practices and litigation brought by certain shareholders arising from the federal securities laws, currently pending in the United States District Court for the Central District of California;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to effectively manage our growth, including the expansion of our sales forces, and our reliance on key personnel;

•	Our ability to integrate the BioVectra business with our business and to manage, and grow, a contract manufacturing business;

•	Our ability to comply with foreign regulations related to the operation of BioVectra’s business;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions and security breaches;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price;

•	Our ability and willingness to continue to pay our quarterly dividend or make future increases in our quarterly dividend; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission, or SEC, on February 22, 2012, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue
Net sales	$160,532	$75,535	$509,292	$218,169
Cost of sales (exclusive of amortization of purchased technology)	9,156	4,013	28,555	12,459

Gross profit	151,376	71,522	480,737	205,710
Operating expenses:
Selling and marketing	33,051	16,998	114,139	56,728
General and administrative	11,175	5,766	33,596	17,743
Research and development	12,122	5,730	34,269	16,778
Depreciation and amortization	268	292	1,219	1,044
Impairment of goodwill and intangibles	—	—	987	299

Total operating expenses	56,616	28,786	184,210	92,592

Income from operations	94,760	42,736	296,527	113,118
Interest and other income, net	167	145	703	627

Income before income taxes	94,927	42,881	297,230	113,745
Income tax expense	32,987	11,240	99,555	34,154

Net income	$61,940	$31,641	$197,675	$79,591

Net income per share:
Basic	$1.07	$0.50	$3.28	$1.27

Diluted	$1.03	$0.48	$3.14	$1.21

Shares used in computing net income per share:
Basic	58,009	63,236	60,243	62,498

Diluted	60,266	66,565	63,045	66,010

Reconciliation of Non-GAAP Adjusted Financial Disclosure
Adjusted net income	$65,705	$31,584	$209,644	$83,956
Share-based compensation expense (1)	(3,590)	(1,416)	(10,502)	(5,128)
Depreciation and amortization expense (2)	(175)	(216)	(811)	(731)
Tax adjustments (3)	—	1,689	—	1,703
Impairment of goodwill and intangibles (4)	—	—	(656)	(209)

Net income – GAAP	$61,940	$31,641	$197,675	$79,591

Adjusted net income per share – basic	$1.13	$0.50	$3.48	$1.34
Share-based compensation expense (1)	(0.06)	(0.02)	(0.17)	(0.08)
Depreciation and amortization expense (2)	(0.00)	(0.00)	(0.01)	(0.01)
Tax adjustments (3)	0.00	0.03	0.00	0.03
Impairment of goodwill and intangibles (4)	0.00	(0.00)	(0.01)	(0.00)

Net income per share – basic	$1.07	$0.50	$3.28	$1.27

Adjusted net income per share – diluted	$1.09	$0.47	$3.33	$1.27
Share-based compensation expense (1)	(0.06)	(0.02)	(0.17)	(0.08)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Depreciation and amortization expense (2)	(0.00)	(0.00)	(0.01)	(0.01)
Tax adjustments (3)	0.00	0.03	0.00	0.03
Impairment of goodwill and intangibles (4)	0.00	(0.00)	(0.01)	(0.00)

Net income per share – diluted	$1.03	$0.48	$3.14	$1.21

Net income per share – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1.	Share-based compensation expense.

2.	Depreciation and amortization expense

3.	Tax adjustments include: (1) the valuation allowance we established in the fourth quarter of 2010 relating to our single sales factor apportionment election which was made in 2011 for California and (2) the recording of a one-time tax credit in 2011 for the orphan drug designation

4.	Impairment of purchased technology in 2012 related to the acquisition of Doral and impairment of goodwill related to the write-off of goodwill associated with an acquisition transaction completed in 1999, written off in 2011.

Questcor Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$80,608	$88,469
Short-term investments	74,705	121,680

Total cash, cash equivalents and short-term investments	155,313	210,149
Accounts receivable, net of allowances of $0 at both December 31, 2012 and 2011, respectively	61,417	27,801
Inventories, net of allowances of $52 and $0 at December 31, 2012 and 2011, respectively	9,909	5,226
Prepaid income taxes	—	6,940
Prepaid expenses and other current assets	4,900	3,391
Deferred tax assets	5,737	12,093

Total current assets	237,276	265,600
Property and equipment, net	2,073	1,970
Purchased technology, net	1,493	2,778
Deposits and other assets	70	56
Deferred tax assets	11,519	5,404

Total assets	$252,431	$275,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,069	$5,503
Accrued compensation	21,300	11,590
Sales-related reserves	37,376	34,119
Income taxes payable	7,360	—
Other accrued liabilities	11,294	4,509

Total current liabilities	90,399	55,721
Lease termination, deferred rent and other non-current liabilities	203	261

Total liabilities	90,602	55,982

Shareholders’ equity:
Preferred stock, no par value, 5,334,285 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 58,544,206 and 63,645,781 shares issued and outstanding at December 31, 2011 and 2010, respectively	15,938	94,976
Retained earnings	145,851	124,886
Accumulated other comprehensive income	40	(36)

Total shareholders’ equity	161,829	219,826

Total liabilities and shareholders’ equity	$252,431	$275,808

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$197,675	$79,591
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	15,792	7,326
Deferred income taxes	241	(4,896)
Amortization of investments	1,330	1,250
Depreciation and amortization	1,219	1,044
Impairment of goodwill	987	299
Loss on disposal of property and equipment	72	11
Changes in operating assets and liabilities:
Accounts receivable	(33,616)	(16,673)
Inventories	(4,683)	(1,500)
Prepaid income taxes	6,940	(3,408)
Prepaid expenses and other current assets	(1,509)	(1,527)
Accounts payable	7,566	1,634
Accrued compensation	9,710	7,432
Sales-related reserves	3,257	12,608
Income taxes payable	7,360	—
Other accrued liabilities	6,780	2,526
Other non-current liabilities	(84)	(118)

Net cash flows provided by operating activities	219,037	85,599

INVESTING ACTIVITIES
Purchase of property and equipment	(1,065)	(1,823)
Purchase of short-term investments	(145,384)	(162,301)
Proceeds from maturities of short-term investments	191,105	112,636
Deposits and other assets	(14)	9

Net cash flows provided by / (used in) investing activities	44,642	(51,479)

FINANCING ACTIVITIES
Income tax benefit realized from share-based compensation plans	7,488	17,712
Issuance of common stock, net	6,335	6,582
Dividends paid	(23,533)	—
Repurchase of common stock	(261,830)	(11,453)

Net cash flows (used in) / provided by financing activities	(271,540)	12,841

(Decrease) increase in cash and cash equivalents	(7,861)	46,961
Cash and cash equivalents at beginning of period	88,469	41,508

Cash and cash equivalents at end of period	$80,608	$88,469

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$23	$16

Cash paid for income taxes	$77,556	$25,278

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Capital lease obligation	$31	$34